Exhibit 21.1

SECURE COMPUTING CORPORATION

SUBSIDIARIES

(COMMON STOCK OWNERSHIP)

North America

SCUR Secure Computing Canada Limited

Asia

Secure Computing Consulting (Shanghai) Co., Ltd.

Secure Computing Japan K.K.

Secure Computing Singapore Pte. Limited

Secure Computing Hong Kong Ltd.

Secure Computing India Private Ltd.

Asia Dormant Subsidiaries

CipherTrust Europe Ltd. Beijing RO

Australia

Secure Computing Australia Pty Ltd.

Europe

Secure Computing SARL

Secure Computing GmbH

Secure Computing Netherlands BV

Secure Computing S.C.U.R. AB

Europe Dormant Subsidiaries

Secure Computing International Ltd.

CipherTrust Europe Ltd.

CipherTrust Germany GmbH

Secure Computing International 1 Ltd.

Secure Computing 1 GmbH